Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES

REPORTS SECOND QUARTER 2018 RESULTS

WASHINGTON, D.C. – August 7, 2018 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust (“REIT”) focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government, today announced its results of operations for the quarter ended June 30, 2018.

Highlights for the Quarter Ended June 30, 2018:

•	Net income of $1.7 million, or $0.03 per share on a fully diluted basis
•	FFO of $16.3 million, or $0.29 per share on a fully diluted basis
•	FFO, as Adjusted of $14.3 million, or $0.25 per share on a fully diluted basis
•	CAD of $10.9 million
•

Announced the agreement to purchase a 14-property portfolio, totaling 1,479,762 square feet, on a rolling basis between August and December of 2018 (“Portfolio Acquisition”) for a total purchase price of $430.0 million

•

Completed an underwritten public offering of an aggregate of 20,700,000 million shares of the Company’s common stock, including 7,000,000 shares offered on a forward basis in connection with forward sales agreements entered into with certain financial institutions, acting as forward purchasers. Upon settlement of the forward sales agreement, the offering is expected to result in approximately $382.2 million of net proceeds to the Company, assuming the forward sales agreements are physically settled in full

•

Announced an expanded and amended senior unsecured credit facility, consisting of a $450.0 million revolving senior unsecured credit facility and a $150.0 million delayed-draw senior unsecured term loan facility for a total credit facility size of $600.0 million

•	Announced the purchase of a Department of Veterans Affairs (VA) Facility in Golden, Colorado (“VA - Golden")
•	Issued 1,010,371 shares of common stock for approximately $20.2 million of net proceeds through the Company’s At-the-Market (ATM) Program
•	Portfolio occupancy at 100%

“This quarter we were pleased to announce the purchase of our first portfolio of scale since the Company’s IPO,” said William C. Trimble III, Easterly’s Chief Executive Officer.  “We received strong support for this strategic transaction from new and existing shareholders in the equity markets.  We appreciate their partnership and look forward to continued growth.”

Financial Results for the Six Months Ended June 30, 2018

Net income of $3.5 million, or $0.06 per share on a fully diluted basis

FFO of $32.8 million, or $0.59 per share on a fully diluted basis

FFO, as Adjusted of $28.1 million, or $0.51 per share on a fully diluted basis

CAD of $22.8 million

Portfolio Operations

As of June 30, 2018, the Company wholly owned 47 operating properties in the United States, encompassing approximately 3.7 million square feet in the aggregate, including 45 operating properties that were leased primarily to U.S. Government tenant agencies and two operating properties that were entirely leased to private tenants. As of June 30, 2018, the portfolio had an average age of 12.7 years, was 100% occupied, and had a weighted average remaining lease term of 7.7 years.  With approximately 9.3% of leases based on square footage, or 9.4% based on total annualized lease income scheduled to expire before 2020, Easterly expects to continue to provide a highly visible and stable cash-flow stream.

Completed Acquisitions

On May 24, 2018, the Company acquired a 56,753-square foot Department of Veterans Affairs facility located in Golden, Colorado. This facility was originally constructed in 1996 and then fully renovated for the VA’s use in 2011 in order to meet the specific design needs of the tenant. The facility is leased to the VA for a 15-year lease, which expires in September 2026. VA - Golden houses holistic supply chain management for the VA National Hearing Aid and Telehealth Programs and supports the VA and U.S. Government agencies with professional acquisition and logistical services. VA - Golden manages the distribution of critical commodities such as hearing aids, hearing aid accessories, cochlear implants, assistive devices, batteries, prosthetic socks, orthotic soft goods, aids for the visually impaired, and telehealth messaging hubs and peripherals. VA - Golden also houses the VA’s only hearing aid repair program, which provides eligibility verification, problem diagnosis, hearing aid programming retrieval, cleaning, repairs, vendor management, and quality control.

Announced Acquisitions

On June 18, 2018, the Company announced that it has agreed to acquire a 14-property portfolio, totaling 1,479,762 square feet, on a rolling basis between August and December 2018. The Portfolio Acquisition is comprised of the following 14 properties, arranged from largest to smallest by square feet:

Various GSA - Buffalo, NY

Various GSA - Buffalo, a multi-tenanted Class A office building completed in 2004, is primarily occupied by two federal agencies: the VA and the Internal Revenue Service (IRS). It also houses one of the National Labor Relations Board’s 26 regional offices. The weighted average lease expiration year for the 267,766-square foot building is 2021. The U.S. Government leases 94% of the 100% leased building.

Various GSA - Chicago, IL

Various GSA - Chicago, a multi-tenanted office building fully renovated in 1999, is strategically located next to Chicago O’Hare International Airport and serves as the Federal Aviation Administration’s (FAA) Great Lakes Regional Office, which oversees operations in eight states. The U.S. Department of Agriculture (USDA) also maintains a presence within the facility. The weighted average lease expiration year for the 239,331-square foot building is 2020 and is 96% leased.

Various GSA - Portland, OR

Various GSA - Portland, a Class A trophy multi-tenanted asset, was built in 2002 and is strategically located within Portland’s Central City Plan District along the MAX light rail system. The facility is occupied by tenants such as the USDA, U.S. Army Corp of Engineers (ACOE), Federal Bureau of Investigation (FBI) and the Bureau of Alcohol, Tobacco, Firearms and Explosives (ATF). The 225,057-square foot facility is 100% leased with a weighted average lease expiration year of 2022.

TREAS - Parkersburg, WV

TREAS - Parkersburg, a 182,500-square foot build-to-suit property, was built in multiple phases in 2004 and 2006 and is 100% leased to the General Services Administration (GSA) for the beneficial use of the Bureau of Fiscal Service (BFS) through 2021. This mission critical agency within the U.S. Department of Treasury has been located in Parkersburg since 1957 and currently occupies three buildings in the vicinity.

SSA - Charleston, WV

SSA - Charleston, a 110,000-square foot single tenant facility fully renovated in 2000, is occupied by the Office of Hearings Operations (OHO), a part of the Social Security Administration (SSA). The Charleston hearing office services three SSA field offices in Ohio and nine SSA field offices in West Virginia. The space includes courtrooms, administrative offices and public service areas. The facility is 100% leased through 2019.

FBI - Pittsburgh, PA

FBI - Pittsburgh serves as one of 56 FBI field offices located throughout the country. The 100,054-square foot facility was built-to-suit for the FBI in 2001 and is 100% leased until 2027. This facility oversees operations for nine surrounding resident agencies located throughout Pennsylvania and the entirety of West Virginia.

FDA - College Park, MD

FDA - College Park houses a laboratory for the Food and Drug Administration’s (FDA) Center for Food Safety and Applied Nutrition (CFSAN), one of the FDA’s seven product-oriented centers. The 80,677-square foot office and laboratory was built-to-suit in 2004 and is 100% leased to the GSA for the beneficial use of the FDA until 2029. The facility is part of the University of Maryland’s Research Park and is located two blocks from CFSAN headquarters in the Harvey W. Wiley Building, forming a campus which links university researchers, students and staff with federal laboratories and private sector companies.

GSA - Clarksburg, WV

GSA - Clarksburg serves as a multi-tenanted federal center for various federal tenants within the market area, including the FBI, DEA, SSA, Offices of the U.S. Attorneys, and the Small Business Association (SBA). This 100% leased 63,760-square foot build-to-suit facility was constructed in 1999 and serves the five tenant agencies through a single GSA lease, which expires in 2019.

Courthouse - Charleston, SC

Courthouse - Charleston, an historic townhouse with a modern annex that, together with two adjacent federally-owned buildings, constitutes the federal judicial complex in Charleston. The original building dates to 1795 and was fully renovated in 1999 when the annex was constructed. The building, known as the Josiah House, contains three district judge courtrooms and four judges’ chambers. It is physically connected on the second floor to the J. Waties Waring Judicial Center. This 60,500-square foot federal courthouse is 100% leased through 2019.

DEA - Sterling, VA

DEA - Sterling serves as a special testing and research laboratory to assist the DEA in performing mission critical forensic analyses. The 49,692-square foot facility was built-to-suit in 2001 and includes evidence rooms, computer labs, cryptography and various other specialized laboratories. The facility is 100% leased through 2020.

ICE - Pittsburgh, PA

ICE - Pittsburgh, a state-of-the-art, build-to-suit facility constructed in 2004, is occupied by the U.S. Immigration and Customs Enforcement (ICE), which works to promote homeland security and public safety with respect to border control, customs, trade and immigration for the surrounding Pittsburgh region. The Class A facility houses the Homeland Security Investigations (HSI) division, dedicated to combating criminal organizations illegally exploiting America’s travel, trade, financial and immigration systems. This 33,425-square foot facility is located adjacent to the FBI - Pittsburgh field office, is 76% leased and has a weighted average lease expiration year of 2019.

VA - Baton Rouge, LA

VA - Baton Rouge, constructed in 2004, serves as a VA outpatient facility for Baton Rouge and the surrounding veteran population. This facility is one of two VA medical treatment facilities in Baton Rouge. Situated close to the largest private medical center in Louisiana, VA - Baton Rouge is 30,000-square feet in size and currently 100% leased to the VA through 2019.

SSA - Dallas, TX

SSA - Dallas is a 27,200-square foot build-to-suit facility 100% leased to the GSA for the beneficial use of the SSA through 2020. Built in 2005, this facility integrates state-of-the-art systems to serve as a local field office with superb access from one of Dallas’s busiest thoroughfares.

DEA - Bakersfield, CA

DEA - Bakersfield is a build-to-suit facility that houses the Bakersfield Resident Office for the DEA’s San Francisco Division. This 9,800-square foot facility houses two holding cells, provides for secure and enclosed first floor parking and offers second story office space with secured rooms for weapons and drug storage. The facility was constructed in 2000 and is 100% leased through 2021.

Balance Sheet and Capital Markets Activity

As of June 30, 2018, the Company had total indebtedness of $487.8 million comprised of $100.0 million outstanding on its 2016 senior unsecured term loan facility, $175.0 million of senior unsecured notes, and $212.8 million of mortgage debt (excluding unamortized premiums and discounts and deferred financing fees). At June 30, 2018, Easterly’s outstanding debt had a weighted average maturity of 8.8 years and a weighted average interest rate of 3.8%. As of June 30, 2018, Easterly’s net debt to total enterprise value was 19.9% and its net debt to annualized quarterly EBITDA ratio was 3.9x.

On June 21, 2018, the Company completed an underwritten public offering of an aggregate of 20,700,000 shares of the Company’s common stock, including 2,700,000 shares sold pursuant to the underwriters’ exercise in full of their option to purchase additional shares. 7,000,000 shares were offered on a forward basis in connection with forward sales agreements entered into with certain financial institutions, acting as forward purchasers. The Company expects to physically settle the forward sales agreements and receive proceeds, subject to certain adjustments, upon one or more such physical settlements within approximately six months from the date of the closing of the offering. The Company did not initially receive any proceeds from the sale of shares by the forward purchasers. Upon settlement of the forward sales agreements, the offering is expected to result in approximately $382.2 million of net proceeds to the Company, assuming the forward sales agreements are physically settled in full.

The Company intends to use a portion of the net proceeds to fund, in part, the pending acquisition of the Portfolio Acquisition, announced June 18, 2018. The balance of the net proceeds may be used to repay borrowings under the Company’s revolving credit facility, to fund other potential acquisition opportunities, for general corporate purposes, or a combination of the foregoing.

During the quarter ended June 30, 2018 the Company issued 1,010,371 shares of the Company’s common stock at a weighted average gross price of $20.20 per share through the Company’s ATM program, raising net proceeds of $20.2 million to maintain balance sheet strength.

Dividend

On August 1, 2018 the Board of Directors of Easterly approved a cash dividend for the second quarter of 2018 in the amount of $0.26 per common share. The dividend will be payable September 27, 2018 to shareholders of record on September 13, 2018.

Subsequent Events

On July 11, 2018 the Company acquired a 90,085-square foot Department of Veterans Affairs Community-Based Outpatient Clinic in San Jose, CA (“VA - San Jose”).  VA - San Jose, part of the VA Palo Alto Health Care System, is an outpatient clinic that was completed in the first quarter of 2018. The state-of-the-art facility is leased to the VA for an initial, non-cancelable lease term of 20 years through February 2038. The brand new advanced facility consists of medical clinic and administrative space distributed over three floors. Services performed at VA - San Jose include primary care, mental health care, women’s health, audiology and speech pathology, podiatry, optometry and dermatology. The VA also promotes the use of group classes and instruction by incorporating state-of-the-art training and patient education spaces throughout the facility.

Outlook for 2018

The Company is modifying its financial guidance for the 12 months ending December 31, 2018 as follows:

Outlook for the 12 Months Ending December 31, 2018

	Low	High
Net income (loss) per share – fully diluted basis	$0.33	0.38
Plus: real estate depreciation and amortization	$0.84	0.84
FFO per share – fully diluted basis	$1.17	1.22

This guidance assumes $515 million of acquisitions and $50 - $75 million of development-related investment during 2018. This guidance is forward-looking and reflects management's view of current and future market conditions. The Company's actual results may differ materially from this guidance.

Non-GAAP Supplemental Financial Measures

This section contains definitions of certain non-GAAP financial measures and other terms that the Company uses in this press release and, where applicable, the reasons why management believes these non-GAAP financial measures provide useful information to investors about the Company’s financial condition and results of operations and the other purposes for which management uses the measures. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. Additional detail can be found in the Company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as other documents filed with or furnished to the SEC from time to time.

Cash Available for Distribution (CAD) is a non-GAAP financial measure that is not intended to represent cash flow for the period and is not indicative of cash flow provided by operating activities as determined under GAAP. CAD is calculated in accordance with the current NAREIT definition as FFO minus normalized recurring real estate-related expenditures and other non-cash items and nonrecurring expenditures. CAD is presented solely as a supplemental disclosure because the Company believes it provides useful information regarding the Company’s ability to fund its dividends. Because all companies do not calculate CAD the same way, the presentation of CAD may not be comparable to similarly titled measures of other companies.

EBITDA is calculated as the sum of net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP and is not indicative of operating income or cash provided by operating activities as determined under GAAP. EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding the Company's ability to service or incur debt. Because all companies do not calculate EBITDA the same way, the presentation of EBITDA may not be comparable to similarly titled measures of other companies.

Funds From Operations (FFO) is defined by NAREIT as net income (loss), calculated in accordance with GAAP, excluding gains or losses from sales of property and impairment losses on depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO is a widely recognized measure of REIT performance. Although FFO is a non-GAAP financial measure, the Company believes that information regarding FFO is helpful to shareholders and potential investors.

Funds From Operations, as Adjusted (FFO, as Adjusted) adjusts FFO to present an alternative measure of our operating performance, which, when applicable, excludes the impact of acquisition costs, straight-line rent, above-/below-market leases, non-cash interest expense, non-cash compensation and other non-cash items including amortization of lease inducements. By excluding these income and expense items from FFO, as Adjusted, the Company believes it provides useful information as these items have no cash impact. In addition, by excluding acquisition related costs the Company believes FFO, as Adjusted provides useful information that is comparable across periods and more accurately reflects the operating performance of the Company’s properties.

Other Definitions

Fully diluted basis assumes the exchange of all outstanding common units representing limited partnership interests in the Company’s operating partnership, or common units, the full vesting of all shares of restricted stock units, and the exchange of all earned and vested LTIP units in the Company’s operating partnership for shares of common stock on a one-for-one basis, which is not the same as the meaning of “fully diluted” under GAAP.

Conference Call Information

The Company will host a webcast and conference call at 10:00 a.m. Eastern Daylight time on August 7, 2018 to review the second quarter 2018 performance, discuss recent events and conduct a question-and-answer session. The number to call is 1-877-705-6003 (domestic) and 1-201-493-6725 (international). A live webcast will be available in the Investor Relations section of the Company’s website.  A replay of the conference call will be available through August 21, 2018 by dialing 844-512-2921 (domestic) and 1-412-317-6671 (international) and entering the passcode 13680471.  Please note that the full text of the press release and supplemental information package are available through the Company’s website at ir.easterlyreit.com.

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE:DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased to such agencies either directly or through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

Contact:

Easterly Government Properties, Inc.

Lindsay S. Winterhalter

Vice President, Investor Relations & Operations

202-596-3947

ir@easterlyreit.com

Forward Looking Statements

We make statements in this press release that are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions and include our guidance with respect to Net income (loss) and FFO per share on a fully diluted basis.  We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement in this press release for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made.  Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved.  Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: risks associated with our dependence on the U.S. Government and its agencies for substantially all of our revenues; risks associated with ownership and development of real estate; the risk of decreased rental rates or increased vacancy rates; loss of key personnel; general volatility of the capital and credit markets and the market price of our common stock; the risk we may lose one or more major tenants; difficulties in completing and successfully integrating acquisitions; failure of acquisitions or development projects to occur at anticipated levels or to yield anticipated results; risks associated with actual or threatened terrorist attacks; intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space; insufficient amounts of insurance or exposure to events that are either uninsured or underinsured; uncertainties and risks related to adverse weather conditions, natural disasters and climate change; exposure to liability relating to environmental and health and safety matters; limited ability to dispose of assets because of the relative illiquidity of real estate investments and the nature of our assets; exposure to litigation or other claims; risks associated with breaches of our data security; risks associated with our indebtedness; and other risks and uncertainties detailed in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on March 1, 2018.  In addition, our anticipated qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, or the Code, and depends on our ability to meet the various requirements imposed by the Code through actual operating results, distribution levels and diversity of stock ownership.  We assume no obligation to update publicly any forward looking statements, whether as a result of new information, future events or otherwise.

Balance Sheet

(Unaudited, in thousands, except share amounts)

	June 30, 2018	December 31, 2017
Assets
Real estate properties, net	$1,254,368	$1,230,162
Cash and cash equivalents	147,505	12,682
Restricted cash	6,330	3,519
Deposits on acquisitions	15,750	750
Rents receivable	14,074	12,751
Accounts receivable	8,198	9,347
Deferred financing, net	3,753	945
Intangible assets, net	132,477	143,063
Interest rate swaps	6,552	4,031
Prepaid expenses and other assets	10,405	8,088
Total assets	$1,599,412	$1,425,338

Liabilities
Revolving credit facility	-	99,750
Term loan facilities, net	99,271	99,202
Notes payable, net	173,727	173,692
Mortgage notes payable, net	211,164	203,250
Intangible liabilities, net	33,937	38,569
Accounts payable and accrued liabilities	25,285	19,786
Total liabilities	543,384	634,249

Equity
Common stock, par value $0.01, 200,000,000 shares authorized,
60,376,466 and 44,787,040 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively.	604	448
Additional paid-in capital	1,008,615	740,546
Retained earnings	10,086	7,127
Cumulative dividends	(107,573)	(83,718)
Accumulated other comprehensive income	5,692	3,403
Total stockholders' equity	917,424	667,806
Non-controlling interest in Operating Partnership	138,604	123,283
Total equity	1,056,028	791,089
Total liabilities and equity	$1,599,412	$1,425,338

Income Statement

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017(1)	June 30, 2018	June 30, 2017(1)
Revenues
Rental income	$32,459	$27,501	$64,748	$53,521
Tenant reimbursements	4,089	2,974	7,572	6,602
Other income	424	128	626	367
Total revenues	36,972	30,603	72,946	60,490

Operating expenses
Property operating	7,223	5,837	13,783	12,186
Real estate taxes	3,845	2,979	7,545	5,714
Depreciation and amortization	14,588	13,272	29,222	26,141
Acquisition costs	499	456	723	988
Corporate general and administrative	3,623	3,142	7,082	6,586
Total expenses	29,778	25,686	58,355	51,615
Operating income	7,194	4,917	14,591	8,875

Other expenses
Interest expense, net	(5,475)	(3,714)	(11,057)	(6,131)
Net income	1,719	1,203	3,534	2,744

Non-controlling interest in Operating Partnership	(279)	(221)	(575)	(525)
Net income available to Easterly Government
Properties, Inc.	$1,440	$982	$2,959	$2,219

Net income available to Easterly Government
Properties, Inc. per share:
Basic	$0.02	$0.03	$0.05	$0.06
Diluted	$0.02	$0.02	$0.05	$0.05

Weighted-average common shares outstanding:
Basic	47,531,128	37,408,603	46,276,125	37,151,527
Diluted	49,124,886	39,845,314	47,845,560	39,534,993

Net income, per share - fully diluted basis	$0.03	$0.03	$0.06	$0.06

Weighted average common shares outstanding -
fully diluted basis	56,782,105	45,959,288	55,305,734	45,953,530

In the fourth quarter of 2017, the Company revised the prior period depreciation and amortization expense amount. Refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2017, for a detailed discussion of the revision.

EBITDA, FFO and CAD

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017(1)	June 30, 2018	June 30, 2017(1)
Net income	$1,719	$1,203	$3,534	$2,744
Depreciation and amortization	14,588	13,272	29,222	26,141
Interest expense	5,475	3,714	11,057	6,131
EBITDA	$21,782	$18,189	$43,813	$35,016

Net income	$1,719	$1,203	$3,534	$2,744
Depreciation and amortization	14,588	13,272	29,222	26,141
Funds From Operations (FFO)	$16,307	$14,475	$32,756	$28,885
Adjustments to FFO:
Acquisition costs	499	456	723	988
Straight-line rent and amortization of lease inducements	(1,253)	(350)	(3,047)	(493)
Above-/below-market leases	(2,239)	(2,106)	(4,518)	(4,218)
Non-cash interest expense	299	244	563	474
Non-cash compensation	712	740	1,576	1,467
Funds From Operations, as Adjusted	$14,325	$13,459	$28,053	$27,103

FFO, per share - fully diluted basis	$0.29	$0.31	$0.59	$0.63
FFO, as Adjusted, per share - fully diluted basis	$0.25	$0.29	$0.51	$0.59

Funds From Operations, as Adjusted	$14,325	$13,459	$28,053	$27,103
Acquisition costs	(499)	(456)	(723)	(988)
Principal amortization	(797)	(741)	(1,560)	(1,473)
Maintenance capital expenditures	(1,009)	(766)	(1,475)	(951)
Contractual tenant improvements	(456)	(139)	(551)	(152)
Leasing related expenditures	(632)	(40)	(915)	(241)
Cash Available for Distribution (CAD)	$10,932	$11,317	$22,829	$23,298

Weighted average common shares outstanding -
fully diluted basis	56,782,105	45,959,288	55,305,734	45,953,530

In the fourth quarter of 2017, the Company revised the prior period depreciation and amortization expense amount. Refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2017, for a detailed discussion of the revision.